                                                                    Exhibit 4.1

                   AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                   SECURED 8% SERIES "B" CONVERTIBLE DEBENTURE
                            TOTAL ISSUED: $1,150,000
--------------------------------------------------------------------------------



                                     $25,000


--------------------------------------------------------------------------------

THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT OF 1993, AS AMENDED, AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF CERTAIN STATES AND ARE BEING OFFERED AND SOLD IN RELIANCE ON EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF SAID ACT AND SUCH LAWS. THE SECURITIES SUBSCRIBED FOR BY THIS AGREEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR OTHER REGULATORY AUTHORITY, NOR HAVE ANY OF THE FOREGOING AUTHORITIES PASSED UPON OR ENDORSED THE MERITS OF THE SECURITIES OFFERED BY THE COMPANY. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                            Number ____ of Forty-Six

                   AQUA CLARA BOTTLING AND DISTRIBUTION, INC.
                             A Colorado Corporation
                                     $25,000
                   SECURED 8% SERIES "B" CONVERTIBLE DEBENTURE



$25,000.00                                                  Clearwater, Florida
                                                            May 30, 1999

         Aqua Clara Bottling and Distribution, Inc., a Colorado corporation (the "Company"), the principal office of which is located at 1315 Cleveland Street, Clearwater, Florida 33755, for value received hereby promises to pay to:

                                          (Type Name)
                   ----------------------

                                          (Type Address)
                   ----------------------


                   ----------------------

                                          (Type Fax Number),
                   ----------------------

or its registered assigns, the sum of Twenty Five Thousand United States Dollars (U.S. $25,000.00), or such lesser amount as shall then equal the outstanding principal amount hereof and any unpaid accrued interest hereon, as set forth below, shall be due and payable on the earlier to occur of (i) three hundred sixty five days from the date of this debenture or (ii) when declared due and payable by the Holder upon the occurrence of an Event of Default (as defined below). Payment for all amounts due hereunder shall be made by mail to the registered address of the Holder. This Note is issued in connection with the transactions described in that certain Securities Purchase Agreement, between the Company and the Holder, dated as of May 25, 1999 (the "Purchase Agreement") of which all terms and conditions of said Purchase Agreement are incorporated as if fully set forth herein. As security for the payment of this Debenture, the Company has executed on this date a Trust Deed, Mortgage and Security Agreement, and the Company has agreed to be bound by its terms and conditions, in addition to the terms and conditions of this Debenture. This Debenture is one of the Debentures referred to in the Purchase Agreement.

         The following is a statement of the rights of the Holder of this Debenture and the conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Debenture, agrees:

         1. DEFINITIONS. As used in this Debenture, the following terms, unless the context otherwise requires, have the following meanings:

                  (a) "Company" includes any corporation that shall succeed to or assume the obligations of the Company under this Debenture.

                  (b) "Holder," when the context refers to a holder of this Debenture, shall mean any person who shall at the time be the registered holder of this Debenture.

         2. INTEREST. Commencing August 1, 1999, and on each November 1, February 1 and May 1 thereafter until all outstanding principal and interest on this Debenture shall have been paid in full, the Company shall pay interest at the rate (the "Initial Interest Rate") equal to eight percent (8%) per annum on the principal of this Debenture outstanding during the period beginning on the date of issuance of this Debenture and ending on the date that the principal amount of this Debenture becomes due and payable. If the principal amount of this Debenture is not paid in full when such amount becomes due and payable, interest at the same rate as the Initial Interest Rate plus ten (10%) shall continue to accrue on the balance of any unpaid principal until such balance is paid.

         3.       EVENTS OF DEFAULT. If any of the events specified in this
Section 3 shall occur (herein individually referred to as an "Event of Default"), the Holder of the Debenture may, so long as such condition exists, declare the entire principal and unpaid accrued interest hereon immediately due and payable, by notice in writing to the Company:

                  (a) Default in the payment of the principal and unpaid accrued interest of this Debenture when due and payable if such default is not cured by the Company within fifteen (15) days after the Holder has given the Company written notice of such default;

                  (b) The occurrence of an Event of Default any terms and conditions of the Purchase Agreement, if such default is not cured by the Company within fifteen (15) days after the Holder has given the Company written notice of such default;

                  (c) The institution by the Company of proceedings to be adjudicated as bankrupt or insolvent, or the consent by it to institution of bankruptcy or insolvency proceedings against it or the filing by it of a petition or answer or consent seeking reorganization or release under the United States Bankruptcy Code, or any other applicable federal or state law, or the consent by it to the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee or other similar official of the Company, or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the taking of corporate action by the Company in furtherance of any such action;

                  (d) If, within sixty (60) days after the commencement of an action against the Company (and service of process in connection therewith on the Company) seeking any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such action shall not have been resolved in favor of the Company or all orders or proceedings thereunder affecting the operations of the business of the Company stayed, or if the stay of any such order or proceeding shall thereafter be set aside, or if, within sixty (60) days after the appointment without the consent or acquiescence of the Company of any trustee, receiver or liquidation of the Company or all or any substantial part of the properties of the Company, such appointment shall not have been vacated; or

                  (e) Any declared default of the Company under any Senior Indebtedness (as defined below) that gives the holder thereof the right to accelerate such Senior Indebtedness, and such Senior Indebtedness is in fact accelerated by the holder.

                  (f) The Company shall fail to issue the common stock pursuant to the conversion rights as provided for in Section 7, herein, within five (5) business days.

         4. SURVIVAL OF DEBT. The Company, for itself, its successors and assigns, covenants and agrees, that the Company, upon an effective registration of the securities available to a Holder upon conversion, will provide the holder of the converted securities with the proper documentation, including but not limited to opinions of counsel, that the shares registered are available for resale, without restrictive legends. Therefore, in the event the Holder has converted this debenture into common shares, and a registration is or has become effective as to those shares, and the Company fails to provide documentation that the shares may have any restrictive legends removed therefrom and the actual legend is not removed, the obligation of this Debenture shall be revived, and the Holder shall be able to pursue any remedy available consistent with the terms of this Agreement, or any other agreement entered into in conjunction with this transaction. In order to provide for the election of this remedy, upon the Holder's election to convert this Debenture, the actual debenture will remain with the Escrow Agent, and not be delivered to the Company, until such time as the shares converted hereunder have been delivered or redelivered to the Holder without restrictive legends. Upon the shares being delivered without restrictive legends, the Escrow Agent shall then be authorized to mark the Debenture "CANCELLED" and deliver same to the Company if, after a registration of the converted shares becomes effective, and the legend(s) are not removed, the Holder may notify the Escrow Agent, demand redelivery of this Debenture, and pursue any remedies available under this Debenture, the Registration Agreement or any other document entered into as part of this transaction providing for remedies for any default.

         5. UNDERTAKING. By its acceptance of this Note, the Holder agrees to execute and deliver such documents as may be reasonably requested from time to time by the Company or the lender of any Senior Indebtedness in order to implement the subordination and subrogation provisions of this Debenture.

         6. PREPAYMENT. The Company shall not have the right to prepay the obligation evidenced by this Agreement, unless written permission is received from the Holder, hereof.

         7.       CONVERSION.

                  (a) Any Holder of this Debenture has the right, at the Holder's option, at any time prior to payment in full of the principal balance of this Debenture, to convert this Debenture, in accordance with the provisions of Section 7(c) hereof, in whole only, into fully paid and nonassessable shares of Common Stock, no par value, of the Company (the "Common Stock") at a conversion Price equal to 65% of the three day average closing bid price prior to the date of conversion as provided for in the Security Purchase Agreement (the "Conversion Price"). At the Corporations option, the amount of accrued and unpaid interest due as of the Conversion Date shall not be subject to conversion but instead may be paid in cash as of the Conversion Date. If the Corporation elects to convert the amount of accrued and unpaid interest at the Conversion Date into Common Stock, the Common Stock issued to the Holder shall be valued at the Conversion Price. The number of shares of Common Stock due upon conversion shall be (i) the face amount of this Debenture divided by (ii) the applicable Conversion Price.

                  (b) The entire principal amount of this Debenture shall be automatically converted into shares of Common Stock at the Conversion Price at the time in effect immediately prior to any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization in which the Company shall not be the continuing or surviving entity of such consolidation, merger or reorganization or any transaction or series of related transactions by the Company in which in excess of 50% of the Company's voting power is transferred, or a sale of all or substantially all of the assets of the Company.

                  (c) Before the Holder shall be entitled to convert this Debenture into shares of Common Stock pursuant to Section 7(a) of this Debenture, it shall surrender this Debenture at the office of the Escrow Company and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same pursuant to Section 7(a), and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Escrow Agent shall, as soon as practicable thereafter, deliver at such office to the Holder of this Debenture a certificate or certificates for the number of shares of Common Stock to which the Holder of this Debenture shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of this Debenture, and the person or persons entitled to receive the shares of Common

         Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

                  (d) The Company, upon execution of this document, and as a condition precedent to the release of any funds from the sale of this security, which terms shall be specifically included in instructions to the Escrow Agent, shall instruct the Company's transfer agent to issue a share certificate for Five Million (5,000,000) shares of fully paid and nonassable common shares of the Company's securities to The Delaware Escrow Company (EIN # 51-0382821), and deliver same to the Delaware Escrow Company, by overnight courier to: The Delaware Escrow Company, 301 Yamato Road, Suite 1200, Boca Raton, Florida 33431. The above described shares are being issued in advance of any conversion of this Debenture into the common shares of the Company in order to have shares available in the event the Holder of this debenture, or any other debenture of this series elects to exercise the right to convert as provided for herein. The terms of the Escrow Agreement are set forth in the "Share Deposit Escrow Agreement" dated March 19, 1999 between the Company and the Delaware Escrow Company, which terms and conditions are made a part hereof. In the event the total amount of shares due converting note holders exceed Five Million (5,000,000), the Escrow Agent is authorized to request from the Transfer Agent the issuance of additional shares. The number of additional shares to be issued shall be communicated to the Transfer Agent from the Escrow Agent by delivering a written request. The request shall specify the balance of the shares remaining in the Escrow Account, the total amount due on the note(s) being converted, the "conversion price" and the number of additional shares needed to satisfy the Company's obligation. Upon receipt, the Transfer Agent shall deliver said shares, via overnight courier, to the Escrow Agent. The Company irrevocably directs the Transfer Agent to deliver said shares, without further inquiry. Shares not delivered pursuant to a conversion shall be redelivered to the Company upon the receipt of all Convertible Debentures of this series by the Company, marked cancelled. A copy of the cancelled debenture(s) shall be delivered to the Escrow Agent, who shall then cause the remaining shares to be redelivered to the Company as provided herein. In the event, for any reason, and regardless of fault, the holder of this debenture fails to receive the shares of the Company's common securities, after the proper Notice of Conversion has been delivered, pursuant to this Agreement, said Holder shall, as prescribed for in
         Section V (C) of the Securities Purchase Agreement, be entitled to all remedies and penalties provided for therein.

                  (e) No fractional shares of Common Stock shall be issued upon conversion of this Debenture. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Debenture, the Company shall pay to the Holder cash in lieu of fractional shares in the amount of outstanding principal that is not so converted. Upon conversion of this Debenture, the Company shall be forever released from all its obligations and liabilities under this Debenture, except that the Company shall be obligated to pay the Holder, within thirty
         (30) days after the date of such conversion, any interest accrued and unpaid on the converted amount of this Debenture (excluding any interest that has itself been converted to Common Stock) to and including the date of such conversion, and no more.

         8.       CONVERSION PRICE ADJUSTMENTS.

                  (a) In the event the Company should at any time or from time to time after the date of issuance hereof fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as "Common Stock Equivalents") without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of this Debenture shall be appropriately decreased so that the number of shares of Common Stock issuable upon conversion of this Debenture shall be increased in proportion to such increase of outstanding shares.

                  (b) The Company warrants, that for so long as this Debenture(s) shall remain outstanding, it shall not cause the shares of the Company to be combined, without the specific written consent of those Holders of not less than fifty one (51%) percent of the total value of the then remaining outstanding principal balance due for the series of debentures, herein. If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, after consent by the holders, as set forth herein, then, following the record date of such combination, the Conversion Price for this Debenture shall be appropriately increased so that the number of shares of Common Stock issuable on conversion hereof shall be decreased in proportion to such decrease in outstanding shares.

                  (c)      In the event of:

                           (1) Any taking by the Company of a record of the
                  holders of any class of securities of the Company for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend payable out of earned surplus at the same rate as that of the last such cash dividend theretofore paid) or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right; or

                           (2) Any capital reorganization of the Company, any
                  reclassification or recapitalization of the capital stock of the Company or any transfer of all or substantially all of the assets of the Company to any other person or any consolidation or merger involving the Company; or

                           (3) Any voluntary or involuntary dissolution,
                  liquidation of winding up of the Company, then the Company will mail to the holder of this Debenture at least ten (10) days prior to the earliest date specified therein, a notice specifying:

                                    (A) The date on which any such record is to
                           be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right; and


                                    (B) The date on which any such
                           reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective and the record date for determining stockholders entitled to vote thereon.

                  (d) If at any time the number of authorized but unissued shares of Common Stock (and shares of its Common Stock for issuance on conversion of such Common Stock) shall not be sufficient to effect the conversion of the entire outstanding principal amount of this Debenture, in addition to such other remedies as shall be available to the holder of this Debenture, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock (and shares of its Common Stock for issuance on conversion of such Common Stock) to such number of shares as shall be sufficient for such purposes.

         9. REGISTRATION RIGHTS. Subject to all of the terms and conditions herein, the Company and the Holder have entered into a "Registration Rights Agreement" which terms and conditions shall be made a part of this Agreement, as if they were fully set forth herein.

         10. REDEMPTION RIGHTS. The Debenture(s) are redeemable, at the option of the Company, from time to time, in whole or in part, at a redemption price of 150% of the principal amount, plus accrued interest and unpaid on the date of redemption. Notice of redemption shall be provided by the Corporation to the Holder in writing (by registered mail or overnight courier at the Holder's last address appearing in the Corporation's security registry) not less than ten
(10) nor more than fifteen (15) days prior to the Redemption Date, which notice shall specify the Redemption Date. Notwithstanding the Company's Notice of Redemption stated in paragraph 13, the Holder shall retain its rights to convert into Common Stock under the terms and conditions of the conversion right stated in paragraph 7. Should the Holder fail to convert during the 5 business day conversion period, the Company shall immediately wire the funds to the Holder's bank account within 3 business days thereafter. The Holder shall notice the Company concerning specific wiring instructions where the redemption process shall be paid. If the Company does not have a sufficient number of Common Shares to effect conversion, the Holder shall have the right to demand redemption on the terms contained in this paragraph. If the Company elects such redemption the Holder shall have the same conversion rights as described herein.

         11. ASSIGNMENT. Subject to the restrictions on transfer described in Section 13 below, the rights and obligations of the Company and the Holder of this Debenture shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

         12. WAIVER AND AMENDMENT. Any provision of this Debenture may be amended, waived or modified upon the written consent of the Company and holders of at not less than seventy-five (75) percent of the face amount of all then outstanding Debentures.

         13. TRANSFER OF THIS DEBENTURE OR SECURITIES ISSUABLE ON CONVERSION HEREOF. With respect to any offer, sale or other disposition of this Debenture or securities into which such Debenture may be converted, the Holder will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of such Holder's counsel, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Promptly upon receiving such written notice and reasonably satisfactory opinion, if so requested, the Company, as promptly as practicable, shall notify such Holder that such Holder may sell or otherwise dispose of this Debenture or such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 16 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company shall so notify the Holder promptly after such determination has been made. Each Debenture thus transferred and each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions.

         14. TREATMENT OF DEBENTURE. To the extent permitted by generally accepted accounting principles, the Company will treat, account and report the Debenture as debt and not equity for accounting purposes and with respect to any returns filed with federal, state or local tax authorities.

         15. NOTICES. Any notice, request or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if telegraphed or mailed by registered or certified mail, postage prepaid, at the respective addresses of the parties as set forth herein. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

         16. STOCKHOLDER RIGHTS. As an inducement for the debenture holder to purchase this debenture, the Holder hereof shall be granted special voting rights, consistent with the holders of common shares or preferred shares of the Company, equal to the number of shares that would be issued pursuant to a conversion on the date of any vote of the shareholders, as required by the laws of the State of Colorado or the By-Laws of the Company. In addition, the Holder of this debenture shall be entitled to receive notice of any proposed actions, as a shareholder would, according to this paragraph, including the election of directors, any change in capitalization, number of authorized shares, issuance of special shares, changes or additions in voting rights, or any other action of the Corporation which would result in a change in the corporate or financial structure of the Company as of the date of this Debenture.

         17. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, excluding that body of law relating to conflict of laws.

         18. HEADING; REFERENCES. All headings used herein are used for convenience only and shall not be used to construe or interpret this Debenture. Except where otherwise indicated, all references herein to Sections refer to Sections hereof.

                  IN WITNESS WHEREOF, the Company has caused this Debenture to be issued this ____ day of ______, 1999.

                                    Aqua Clara Bottling and Distribution, Inc.


                                    By:
                                       ----------------------------------------
                                    Name:  John C. Plunkett
                                    Title: Chairman and CEO



Name of Holder:
               -----------------------
Address:
               -----------------------

               -----------------------

                           [FORM OF CONVERSION NOTICE]

TO:
   --------------------------------------

   --------------------------------------

   --------------------------------------

         The undersigned owner of this 8% Series B 8% Convertible Convertible Debenture (the "Secured 8% Series "B" Convertible Debenture") issued by Aqua Clara Bottling and Distribution, Inc. (the "Corporation") hereby irrevocably exercises its option to convert _________ units of the Secured 8% Series "B" Convertible Debenture into shares of the common stock, $.00l par value, of the Corporation ("Common Stock"), in accordance with the terms of the Certificate of Designations. The undersigned hereby instructs the Corporation to convert the number of shares of the Secured 8% Series "B" Convertible Debenture specified above into Shares of Common Stock Issued at Conversion in accordance with the provisions of Article 6 of the Certificate of Designations. The undersigned directs that the Common Stock issuable and certificates therefor deliverable upon conversion, the Secured 8% Series "B" Convertible Debenture recertificated, if any, not being surrendered for conversion hereby, together with any check in payment for fractional Common Stock, be issued in the name of and delivered to the undersigned unless a different name has been indicated below. All capitalized terms used and not defined herein have the respective meanings assigned to them in the Certificate of Designations.

         Amount of Debenture Converted $25,000.00 x ___ (number of Units) =  $___________
         Conversion Price: _________
         Total amount $_______________ divided by Conversion Price =  ___________ (shares)

Dated:
      ------------------------------

-----------------------------------
            Signature


   Fill in for registration of Secured 8% Series "B" Convertible Debenture:

Please print name and address
(Including zip code):
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